Exhibit 10.1

DIGIMARC CORPORATION

July 28, 2025

This letter agreement memorializes the understandings and agreements that Digimarc Corporation (NASDAQ: DMRC) (the “Company”) and Rishi Bajaj and Altai Capital Management, L.P. (“Altai,” and each of Mr. Bajaj and Altai, an “Investor Party,” and, collectively, the “Investor Parties”) have reached relating to, among other things, Mr. Bajaj’s potential directorship on the Company’s Board of Directors (the “Board”).

The Company and the Investor Parties have successfully reached the following agreements:

1. In accordance with the Company’s organizational documents and applicable law, the Company agrees that, as soon as practicable after the date hereof, the Board and each applicable committee of the Board shall take all actions necessary to, in each case, subject to Section 2:

(a) increase the size of the Board to 8 members; and

(b) appoint Mr. Bajaj as a Company director for a term expiring at the 2026 annual meeting of the Company’s shareholders (including any adjournments, postponements, reschedulings or continuations thereof and any meetings that may be called in lieu thereof, the “2026 Annual Meeting”).

2. Prior to the date hereof, and as conditions to, Mr. Bajaj’s appointment to the Board, Mr. Bajaj shall have:

(a) provided (i) such information that is required to be disclosed by director candidates in filings under applicable law or stock exchange regulations; (ii) such information reasonably requested by the Board in connection with assessing eligibility, independence and other criteria applicable to directors of the Company or satisfying the Company’s compliance and legal obligations; and (iii) a fully completed and executed director candidate questionnaire (substantially in the form completed by the Company’s incumbent non-management directors);

(b) participated in an appropriate background check comparable to those undergone by other non-management directors of the Company and other customary onboarding procedures for new director candidates, including, but not limited to, interviewing with the Governance, Nominating and Sustainability Committee of the Board; and

(c) consented to being appointed by the Company as a member of the Board and to serve as a director for the duration of his term.

3. Mr. Bajaj, upon his appointment to the Board, shall be governed by the same policies, processes, procedures, codes, rules, standards and guidelines applicable to all other non- management members of the Board, including, but not limited to, the Company’s corporate governance guidelines, code of business conduct and ethics, insider trading policy, Regulation FD policy and related party transactions policy, in each case, in effect and as amended from time to time, and shall have the same rights and benefits, including, but not limited to, insurance,

Letter Agreement

indemnification, compensation and expense reimbursements, as are applicable to all non- management directors of the Company. The Company acknowledges and agrees that the Board and any committee thereof shall in good faith consider Mr. Bajaj for membership on the Board’s committees (whether existing or hereafter formed) in accordance with the Board’s usual practices and in the same manner the Board considers the appointment of non-management directors.

4. Simultaneous with this letter agreement, the Company is entering into a customary confidentiality agreement (the “Confidentiality Agreement”) with Altai and Mr. Bajaj in the form attached as Exhibit A hereto. Other than as expressly permitted by the Confidentiality Agreement or consented to by the Company in writing, Mr. Bajaj shall not be entitled to share, and Altai shall not be entitled to access or receive, any confidential information of the Company, including any confidential information received by Mr. Bajaj in his capacity as a director of the Company.

5. From the date hereof until the Termination Date (as defined below), the Investor Parties shall not, directly or indirectly:

(a) nominate or recommend for nomination a person for election to the Board at any meeting of shareholders at which directors are to be elected;

(b) (i) initiate, knowingly encourage, assist or in any way participate in any “solicitation” (as such term is used in the proxy rules of the U.S. Securities and Exchange Commission (the “SEC”), including, but not limited to, any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of proxies or consents with respect to, or from the holders of, any securities of the Company, including, but not limited to, in connection with the election or removal of directors or any other matter or proposal; (ii) become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in any such solicitation of proxies or consents; or (iii) seek to advise, assist, knowingly encourage or influence any person, or knowingly assist any person in so advising, assisting, knowingly encouraging or influencing any other person, with respect to the voting of any securities of the Company or the giving or withholding of any proxy, consent or other authority to vote or act with respect to such securities (other than in a manner that is consistent with the Investor Parties’ voting obligations pursuant to Section 9);

(c) submit, initiate, make or be a proponent of any shareholder proposal for consideration at, or bring any other business before, any meeting of shareholders or through any shareholder action by written consent in lieu of a meeting of shareholders;

(d) initiate, knowingly encourage, assist or participate in any solicitation of proxies in respect of any shareholder proposal for consideration at, or other business brought by a shareholder before, any meeting of shareholders or through any shareholder action by written consent in lieu of a meeting of shareholders (other than in a manner that is consistent with the Investor Parties’ voting obligations pursuant to Section 9);

(e) initiate, knowingly encourage, assist or participate in any “withhold” or similar campaign with respect to any meeting of shareholders or through any shareholder action by written consent in lieu of a meeting of shareholders;

Letter Agreement

(f) (i) make (publicly or otherwise) any proposal (with or without conditions) with respect to, or offer, seek or propose or indicate an interest in, any tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, sale of all or substantially all of the Company’s assets, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company, any of its subsidiaries or any of their respective securities or assets (each, an “Extraordinary Transaction”); (ii) knowingly solicit any third party to, on an unsolicited basis, make an offer or proposal (with or without conditions) with respect to any Extraordinary Transaction, or knowingly encourage or support any third party in making such an offer or proposal; (iii) participate in any way in, either alone or in concert with others, any Extraordinary Transaction; (iv) publicly comment on any Extraordinary Transaction; or (v) take any action which would, or would reasonably be expected to, require public disclosure regarding any of the types of matters set forth in this clause (f); provided, however, that this clause

(f) will not restrict any Investor Party from tendering shares, receiving payment or other consideration for shares or otherwise participating in any such Extraordinary Transaction on the same basis as other shareholders of the Company generally;

(g) publicly make any disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board or any director, the Company or its management, policies, strategy, operations, financial results, affairs, assets or securities or this letter agreement that is inconsistent with the provisions of this letter agreement;

(h) make or submit any public or private proposal or public statement or otherwise knowingly take any action in support of, or seek to encourage, advise or assist any person in seeking, (i) any change in the number or term of directors serving on the Board or the filling of any vacancies on the Board; (ii) any change in the Company’s business, operations, strategy, management, governance, corporate structure or other affairs or policies; (iii) causing a class of securities of the Company to be delisted from, or cease to be authorized or quoted on, any securities exchange; or (iv) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(i) act (including, but not limited to, making public announcements or speaking to reporters or members of the media (whether “on the record” or on “background” or “off the record”)) to seek to influence or control the Company’s shareholders, employees, management or the Board with respect to the Company’s policies, operations, balance sheet, capital allocation, marketing approach, business configuration, Extraordinary Transactions (if any) or strategy;

(j) make a request for any shareholder list or other Company books and/or records;

(k) institute, solicit, knowingly encourage, assist or join as a party any litigation, arbitration or other proceedings against or involving the Company or any of its current or former directors or officers (solely in their respective capacities as such) (including, but not limited to, derivative actions); provided, however, that this clause (k) shall not prohibit any Investor Party from (i) instituting or pursuing any action or proceeding to enforce the provisions of this letter agreement; (ii) making counterclaims with respect to any action or proceeding initiated by, or on behalf of, the Company or any of its current or former directors or officers against any Investor Party; or (iii) responding to or complying with a validly issued legal process that the Investor Parties did not initiate, encourage or facilitate;

Letter Agreement

(l) recruit, hire or solicit any of the Company’s employees or clients; provided, however, that nothing in this clause (l) shall prohibit any Investor Party from recruiting, hiring or soliciting any of the Company’s employees or clients by means of, and as a result of and in connection with, a general advertisement or general solicitation that is not specifically targeted at such persons;

(m) enter into any discussions, negotiations, agreements or understandings (whether written or oral) with any person with respect to any action that any Investor Party is prohibited from taking pursuant to clauses (a) through (l) above, or finance, advise, assist, knowingly encourage or seek to persuade any person to take any such action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any public statement inconsistent with any of the foregoing; or

(n) take any action that could reasonably be expected to force the Company to make a public disclosure with respect to any of the foregoing; provided, however, that this clause

(n) shall not prohibit any Investor Party from instituting or pursuing an action to enforce the provisions of this letter agreement.

Notwithstanding anything in this letter agreement to the contrary, (A) nothing herein shall prohibit any Investor Party from communicating its views privately to the Board or to management of the Company on any matter or privately requesting from the Board or management a waiver of any provision of this letter agreement, in each case, in a manner that would not reasonably be expected to require public disclosure of such communications; (B) no action described in this Section 5 taken by the Board shall constitute an action taken by the Investor Parties in violation of this Section 5; (C) following the appointment of Mr. Bajaj to the Board, nothing herein shall prohibit or limit Mr. Bajaj from adhering to, or otherwise acting in accordance with, any fiduciary duty applicable to him in connection with his status as a director of the Board in any respect; and (D) nothing herein shall prohibit any Investor Party from privately communicating to any of such Investor Party’s potential investors or investors publicly available factual information regarding, or any belief or opinion based upon such factual information with respect to, the Company; provided, however, that in the case of clause (D), any such private communications are not intended or designed to circumvent, or have the effect of circumventing, the restrictions contemplated by this Section 5, are consistent with prior practice and are expressly understood to be private communications; provided, further, that no breach or violation of this clause (D) may be deemed to have occurred unless any Investor Party communicates information that such Investor Party knows is false regarding, or any belief or opinion based upon such knowingly false information with respect to, the Company.

6. From the date hereof until the Termination Date, Altai and its Affiliates and Associates (each as defined below) acting on its behalf shall not, unless otherwise authorized by the Company in writing, acquire, seek or propose (publicly or otherwise) or agree to acquire beneficial ownership (except by way of equity grants received as a director of the Company, stock dividends or other distributions or offerings made available to shareholders of the Company generally on a pro rata basis or pursuant to an Extraordinary Transaction, or that results solely from an action of another person), whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group, or through swap or hedging transactions or otherwise, of any additional securities of the Company or any rights decoupled from the underlying securities of the Company.

Letter Agreement

7. For the avoidance of doubt, the Investor Parties shall not, directly or indirectly, cause or knowingly encourage any of their respective Affiliates or Associates to take any action that, if taken by any Investor Party, would constitute a violation or breach of any term or condition of this letter agreement.

8. The term of this letter agreement will commence on the date hereof and will terminate (and this letter agreement will be of no further force or effect) on the date that is 1 day after the 2026 Annual Meeting (the date of such termination, the “Termination Date”); provided, however, that (a) any Investor Party may earlier terminate this letter agreement if the Company commits a material breach of this letter agreement that is not cured within 15 days after the Company’s receipt of written notice from any Investor Party or, if impossible to cure within 15 days, which the Company has not taken any substantive action to cure within such 15-day period, and (b) the Company may earlier terminate this letter agreement if any Investor Party commits a material breach of this letter agreement that is not cured within 15 days after the Investor Parties’ receipt of written notice from the Company or, if impossible to cure within 15 days, which the applicable Investor Party has not taken any substantive action to cure within such 15-day period. Notwithstanding the foregoing, (i) no termination of this letter agreement shall relieve any party of liability for any breach of this letter agreement arising prior to such termination; and (ii) this Section 8, Section 11 and Sections 13 through 16 shall survive termination of this letter agreement.

9. From the date hereof until the Termination Date, the Investor Parties shall cause all of their shares of the Company’s common stock (the “Common Stock”) that are beneficially owned by them as of the applicable record date to be present at each annual or special meeting of shareholders of the Company (including, but not limited to, any adjournments or postponements thereof and any meetings which may be called in lieu thereof), whether such meeting is held at a physical location, virtually by means of remote communications or a hybrid combination thereof, and will vote (or execute a consent with respect to) all such shares of Common Stock beneficially owned by them and which they have the right to vote as of the applicable record date in accordance with the Board’s recommendations with respect to (i) the election, removal or replacement of any director of the Company; and (ii) any other proposal submitted to the shareholders of the Company by either the Company or any shareholder of the Company; provided, however, that if Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co. LLC (“Glass Lewis”) (including, but not limited to, any successors thereto) issue voting recommendations that differ from the Board’s recommendation with respect to any proposal submitted to shareholders at a shareholders meeting (other than with respect to the election, removal or replacement of directors, the Company’s “say- on-pay” proposal, and the authorization of shares or the issuance of equity solely in connection with employee compensation), the Investor Parties shall be permitted to vote in accordance with ISS and Glass Lewis’s recommendation; provided, further, that Investor Parties shall be permitted to vote in their sole discretion in respect of any Extraordinary Transaction.

Letter Agreement

10. From the date hereof until the Termination Date, the Investor Parties will not make, or cause a third party to make, any public statement that is intended or may reasonably be interpreted to disparage or otherwise be critical of the Company, its Affiliates or any of the Company’s past or current directors or officers (in their respective capacities as such), and the Company will not make, or cause a third party to make, any public statement that is intended or may reasonably be interpreted to disparage or otherwise be critical of the Investor Parties, their respective Affiliates or any of the Investor Parties’ past or current directors or officers (in their respective capacities as such). Notwithstanding the foregoing, nothing in this letter agreement shall prohibit any party from (a) making any statement or disclosure required under the federal securities laws or other applicable laws (including, without limitation, to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over such party) or stock exchange regulations; provided, however, that (i) such legal or regulatory requirement compelling such party to make any such statement or disclosure was not implicated due solely to any action of such party inconsistent with the terms of this letter agreement; and (ii) prior to any party making any such statement or disclosure, such party shall provide the other parties with notice of its intention to make such statement or disclosure at least 1 business day prior to the making of any such statement or disclosure; or (b) responding to any public statements made by any other party of the nature described in this Section 10, if such statement by such other party was made in breach of this letter agreement.

11. Each party will be entitled to specifically enforce the covenants and other agreements of the other parties contained in this letter agreement and to obtain injunctive relief restraining the other parties from breaching or threatening to breach this letter agreement.

12. Each party represents and warrants that he or it is duly authorized and has legal capacity to execute and deliver this letter agreement. Each party represents and warrants to the other parties that the execution and delivery of this letter agreement and the performance of such party’s obligations hereunder have been duly authorized and that this letter agreement is a valid and legal agreement binding on such party and enforceable in accordance with its terms (assuming the valid execution of this letter agreement by the other parties), except as enforcement of this letter agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles.

13. Any notices required or permitted to be given under this letter agreement shall be in writing and shall be delivered by certified mail, overnight courier or electronic mail to the addresses specified on the signature pages of this letter agreement.

14. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures (including, but not limited to, electronic signatures) to this letter agreement transmitted by electronic mail shall have the same effect as physical delivery of a paper document bearing an original signature. This letter agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and of the Confidentiality Agreement, and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties with respect to the subject matter of this letter agreement and the Confidentiality Agreement. No modifications of this letter agreement can be made except in writing signed by each of the parties. Unless required to be disclosed by federal or state securities or other laws, and subject to Section 17, the parties agree to keep this letter agreement confidential.

Letter Agreement

15. If any provision of this letter agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Any provision held invalid or unenforceable only in part or degree shall remain in full force and to the extent not held invalid or unenforceable. When a reference is made in this letter agreement to any Section, such reference shall be to a Section of this letter agreement, unless otherwise indicated. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this letter agreement shall refer to this letter agreement as a whole and not to any particular provision of this letter agreement. The term “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act; provided, however, that, for purposes of this letter agreement, no Investor Party shall be deemed an Affiliate of the Company and the Company shall not be deemed an Affiliate of any Investor Party; provided, further, that “Affiliates” of a person shall not include any entity, solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 under the Exchange Act); provided, further, that with respect to the Investor Parties, “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of any of the Investor Parties or their Affiliates (unless such portfolio operating company is acting at the direction of the Investor Party or any of their Affiliates to engage in conduct that is prohibited by this Agreement). The term “Associate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act; provided, however, that, for purposes of this letter agreement, no Investor Party shall be deemed an Associate of the Company and the Company shall not be an Associate of any Investor Party.

16. This letter agreement shall be governed by, and construed in accordance with, the law of the State of Oregon, and the state and federal courts located in Multnomah County, Oregon, shall have exclusive jurisdiction over all disputes arising out of related to this letter agreement.

17. Within 2 business days following the execution of this letter agreement, the Company shall (a) (i) file a Current Report on Form 8-K (the “Form 8-K”) reporting entry into this letter agreement and appending or incorporating by reference this letter agreement as an exhibit thereto and (ii) provide the Investor Parties with a reasonable opportunity to review and comment on the Form 8-K prior to it being filed with the SEC and consider in good faith any comments of the Investor Parties; and (b) issue a press release announcing this letter agreement and the material terms hereof in the form attached to this letter agreement as Exhibit B. Altai shall file a Schedule 13D (a “Schedule 13D”) with the SEC no later than 5 business days following the date of this letter agreement disclosing its entry into this letter agreement. Any Schedule 13D shall be consistent with the terms of this letter agreement, and, prior to filing such Schedule 13D with the SEC, Altai shall provide the Company with a reasonable opportunity to review and comment on the Schedule 13D and consider in good faith any comments of the Company.

[Signature pages follow.]

lf the foregoing accurately sets forth our agreements, please sign this letter agreement where indicated below.

Sincerely,

DIGIMARC CORPORATION

By:	/s/ Kathleen M. Kool
Name:	Kathleen M. Kool
Title:	Chairman of the Board

Address for Notices for the Company:

Digimarc Corporation

c/o Chief Legal Officer

8500 SW Creekside Place

Beaverton, OR 97008

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004-2498

Attention: Lawrence S. Elbaum

    Patrick Gadson

[Signature Page to Letter Agreement]

ACKNOWLEDGED AND AGREED:

ALTAI CAPITAL MANAGEMENT, L.P.

By:	/s/ Rishi Bajaj
Name:	Rishi Bajaj
Title:	President and Chief Investment Officer

Address for Notices for Altai:

Altai Capital Management, L.P. c/o Rishi Bajaj

PO Box 15203

Irvine, CA 92623

with a copy to (which shall not constitute notice):

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Eleazer Klein

    Sean W. Brownridge

/s/ Rishi Bajaj
Rishi Bajaj, Individually

Address for Notices for Mr. Bajaj:

Altai Capital Management, L.P.

c/o Rishi Bajaj

PO Box 15203

Irvine, CA 92623

with a copy to (which shall not constitute notice):

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Eleazer Klein

    Sean W. Brownridge

[Signature Page to Letter Agreement]

Exhibit A

[Confidentiality Agreement]

Exhibit B

FOR IMMEDIATE RELEASE

Rishi Bajaj, Founder and CIO of Altai Capital Management and CEO of ContextLogic Inc., Joins Digimarc’s Board of Directors

Bajaj brings broad financial and strategic experience to Digimarc Board as the company builds the trust layer for the modern world.

BEAVERTON, Ore. – July 28, 2025 – Digimarc Corporation (NASDAQ: DMRC), a pioneer in digital watermarking technologies, today announced the appointment of Rishi Bajaj, founder and CIO of private investment firm Altai Capital Management, L.P. (“Altai”) and CEO of ContextLogic Inc., to its Board of Directors. Bajaj’s qualifications to serve on the board include extensive investment management, operational, and board experience, particularly in the technology sector.

Alongside Bajaj’s appointment, Digimarc has entered into a cooperation agreement with Bajaj and Altai Capital Management, L.P.. Through the first day after Digimarc’s 2026 annual meeting of shareholders, Bajaj and Altai have agreed to vote in accordance with the Digimarc Board’s recommendations, with limited exceptions, on all proposals submitted to a vote of Digimarc’s shareholders, including the election, removal, or replacement of any director of Digimarc.

As Chief Executive Officer and Chief Investment Officer of Altai Capital Management, Bajaj is responsible for the day-to-day management and operations of the firm, a responsibility he has held for over fifteen years. Concurrently, Bajaj serves as Chief Executive Officer at ContextLogic Inc. (“ContextLogic”, NASDAQ: LOGC). Bajaj has served on the Board of Directors of ContextLogic since 2023, where he previously served as both Chairman and a member of the Compensation Committee and is currently a member of the Transformation Committee.

Bajaj has also served on the Board of Directors of MobileIron, Inc. (NASDAQ: MOBL,

formerly), a cybersecurity company, where he served on the Strategy Committee, and on the Board of Directors of ServiceSource International, Inc. (NASDAQ: SREV, formerly), a software and services company, where he served on the Compensation Committee.

“We are delighted to welcome Rishi to our board,” said Riley McCormack, CEO of Digimarc. “Rishi has consistently demonstrated a deep understanding of our business, enabling him to deliver both financial and strategic value to the company. His appointment not only ensures that we benefit from the perspective of another major shareholder in our board discussions but also enhances his ability to influence our strategic direction, which is particularly crucial as we build the trust layer for the modern world.”

“Rishi’s deep expertise in strategy and corporate transformation will bring valuable insights to our Board,” said Katie Kool, Chair of Digimarc Board of Directors. “His unique perspective as both a public company CEO and as a major shareholder will help to guide our efforts to drive sustainable growth and long-term shareholder value.”

“I’m thrilled to accept Digimarc’s invitation to join its Board,” said Bajaj. “Altai Capital has performed extensive diligence on Digimarc over the past several years, including its technology and market opportunity, and I am excited for what the future holds. I look forward to serving the Board and leadership team as Digimarc seeks to unlock the potential of its solutions for both customers and shareholders.”

About Digimarc

Digimarc Corporation (NASDAQ: DMRC) is the pioneer and global leader in digital watermarking technologies. For nearly 30 years, Digimarc innovations and intellectual property in digital watermarking have been deployed at a massive scale for the identification and the authentication of physical and digital items. A notable example is our partnership with a consortium of the world’s central banks to deter counterfeiting of global currency. Digimarc is also instrumental in supporting global industry standards efforts spanning both the physical and digital worlds. In 2023, Digimarc was named to the Fortune 2023 Change the World list and honored as a 2023 Fast Company World Changing Ideas finalist. Learn more at Digimarc.com.

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Media Contacts:

Mike Fitzsimons

Digimarc Corporation

509-939-1137

PR@digimarc.com